Exhibit 99.1

Ramaco Resources, Inc. Reports Third Quarter 2018 Financial Results

Company Release – November 7, 2018

POINT OF CONTACT:

Michael P. Windisch, Chief Accounting Officer

mpw@ramacocoal.com

859-244-7455

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) today reported net income of $6.2 million, or $0.15 per diluted share for the third quarter of 2018, compared with a net income of $10.2 million, or $0.25 per diluted share for the second quarter of 2018. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and non-operating expenses (“adjusted EBITDA”) was $11.0 million for the third quarter of 2018, as compared with adjusted EBITDA of $14.9 million for the second quarter of 2018.

Randall Atkins, Ramaco Resources’ Executive Chairman and Chief Financial Officer remarked, “As reported, we experienced a partial structural failure earlier this week at one 2,000-ton silo at our Elk Creek complex in West Virginia. For some perspective, we have over 350,000 tons of raw coal storage capacity at Elk Creek. The significance of the Elk Creek silo failure is that the silo system served as the conduit for delivery of coal to the preparation plant through various conveying belts and equipment. Given the damage to the silo, we will now plan to build an alternative conveying system to the preparation plant from an existing stockpile area.”

Atkins continued, “At this stage of our review we are not able to provide clear guidance relative to the timing that this construction will take or when we will resume normal coal washing and loading. We hope to have this completed during the fourth quarter. I would also point out that all Elk Creek mines are continuing to operate under normal schedules.”

“We are of course hopeful that both this interruption will have only near- to intermediate-term impacts at Elk Creek, and that we will resume coal preparation and loading during the fourth quarter. We will be reporting more information on our earnings call on November 8th and more afterward as additional information becomes available.”

In terms of our performance for the recent quarter, coming on the back of a strong second quarter, we saw our third quarter results decline by larger than expected amounts, primarily based on geological issues. This included a $3.9 million decrease in EBITDA and a 10% decline in production to roughly 450,000 tons. We experienced geological related productivity issues during the third quarter, primarily related to a large number of section moves and hard cutting conditions in two of our Elk Creek deep mines. These challenges led to an approximately $2.5 million decrease in EBITDA, or over 60% of our quarterly decline. The remainder of the EBITDA decrease related to both fewer operating days due to a planned July 4th miner vacation period and a slight decrease in sales price for export tons sold during the third quarter.

To provide a comparison of our quarterly metrics in summary form (third quarter 2018 compared to second quarter 2018):

●	Revenues declined by 5% to $62.2 million
●	Production declined by 10% to roughly 450,000 tons
●	Cash margins declined from roughly $36 per ton to $24 per ton
●	Cash mine costs on company produced and sold coal rose to $65.42 from $55.58
●	Net income declined by 39%
●	EBITDA declined by 26%

Randall Atkins continued, “From a 2019 sales standpoint, we have sold forward, or have sales commitments for 1.5 million tons of coal, of which 1.24 million tons are being sold to domestic customers at an average price of $113 per ton, and an additional 250,000 tons are being sold for export at adjusted index prices. The selling price is an increase of over $34 per ton versus our realized 2018 domestic pricing and also represents what we hope to be substantial cash margins per ton based on anticipated cash mining costs. We believe that 2019 should be the year that we realize more of our overall operation’s revenue potential on the back of both strong domestic and international markets.”

“We are also very pleased to announce the closing of a $40 million combined equipment line and revolver facility with KeyBank, N.A. of Cleveland, Ohio. The facility has been used to retire roughly $15 million of existing short-term loans and will be used for future operational and working capital requirements. We regard this facility as validation that we have ‘graduated’ from our former development company status to the ranks of a more seasoned operating coal company,” Atkins said.

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “While experiencing some temporary challenging conditions at two of our Elk Creek deep mines during the third quarter, we also had some noteworthy positive developments. Our Elk Creek surface mine continues to steadily improve its operating performance. Additionally, our exploration efforts associated with the work around at our Berwind mine continue to indicate positive results and a well-defined development corridor. During October our Berwind production team completed the difficult task of entering an adjacent mine, sealing off old works, and resuming development production in the Pocahontas #3 seam. We expect Berwind to produce approximately 90,000 tons for the year.

“When adding this to our Elk Creek production, the overall Company produced tons for 2018 are expected to be approximately 1.75 million tons, depending on our ability to manage our stockpiles associated with the actual impacts of the silo failure. To the extent this figure will be impacted by the silo incident at Elk Creek and that we are operating under force majeure, we will provide guidance on the new level of proposed production as soon as such information is available,” Bauersachs continued.

“As we look at the fourth quarter,” Bauersachs concluded, “despite the obvious distractions, we will continue to focus on doing the right things at our operations. We will continue to focus on safety, production, productivity and retention. We are also of course working both internally and externally to find solutions to allow us to resume coal preparation and shipments at Elk Creek as soon as possible.”

Additional Results

The Company ended the quarter with approximately $5.5 million of cash on hand and $31.3 million of accounts receivable. Free cash flow generated over the next six months is expected to be used to fund working capital and capital expenditures.

In the third quarter of 2018, the Company recorded income tax expense of $0.1 million based on an expected effective tax rate of approximately 6.2% for 2018. Cash taxes payable for 2018 are expected to be less than $0.4 million.

Capital expenditures totaled approximately $12.4 million during the third quarter of 2018 and $39.9 million year to date. We expect to end the year with increased total 2018 capital expenditures beyond the higher end of our previous guidance of $40 million, due in part to repair and related infrastructure expense at our Elk Creek complex due to the announced silo partial structural failure. The Company intends to provide guidance on the new level of proposed expenditure as such information becomes available.

As of November 7, 2018, the Company has notified all of its Elk Creek coal customers of its declaration of force majeure with respect to the remaining 2018 coal contract obligations due to the aforementioned partial structural failure of one of the silos at the Elk Creek complex.  It is not anticipated at this time that any 2019 coal sales will be affected or a declaration of force majeure will be needed with respect to 2019 commitments.

The Company has property damage and business interruption insurance with respect to its preparation plant and loading facilities, which the Company believes is sufficient to cover costs necessary to restore processing capability and provide significant protection from business interruption.  The Company has provided notice to its insurance carriers of the damaged silo and management believes that the Company has sufficient business interruption and replacement coverages.

The exhibit below summarizes some of the key sales, production and financial metrics for the sequential periods:

	Three months ended		Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2018
Sales Volume(a)
Company	510	493	1,406
Purchased	90	122	331
Total	600	615	1,737

Company Production(a)
Elk Creek Mining Complex	422	478	1,260
Berwind Mine	27	19	66
Total	449	497	1,326

Company Financial Metrics(b)
Average revenue per ton	$89.78	$91.21	$90.74
Average cash costs of coal sold	65.42	55.58	61.93
Average cash margin per ton	$24.36	$35.63	$28.81

Purchased Coal Financial Metrics(b)
Average revenue per ton	$101.31	$101.35	$100.72
Average cash costs of coal sold	96.81	99.99	94.71
Average cash margin per ton	$4.51	$1.36	$6.01

Capital Expenditures(a)	$12,405	$14,709	$39,883

Notes:
(a) In thousands.
(b) Excludes transportation.

About Ramaco Resources, Inc.

Ramaco Resources is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, November 8, 2018 to present its results for the second quarter of 2018.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/o3wrbcpc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, structural failures of our assets and the impact of any business interruptions resulting therefrom, commodity prices, unexpected delays in our current mine development activities or changes in operating conditions, unanticipated geologic problems, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017

Revenues	$62,165,738	$65,278,057	$14,404,979

Cost and expenses
Cost of sales (exclusive of items shown separately below)	49,406,271	47,860,149	16,525,352
Other operating costs and expenses	—	—	111,668
Asset retirement obligation accretion	123,468	123,467	101,276
Depreciation and amortization	3,347,777	2,955,382	867,967
Selling, general and administrative	3,484,395	3,692,254	3,141,237
Total cost and expenses	56,361,911	54,631,252	20,747,500

Operating income (loss)	5,803,827	10,646,805	(6,342,521)

Interest and dividend income	23,155	1,998	75,130
Other income	1,036,418	512,693	31,869
Interest expense	(589,199)	(315,761)	(21)

Income (loss) before taxes	6,274,201	10,845,735	(6,235,543)

Income tax expense	62,873	642,299	—

Net income (loss)	$6,211,328	$10,203,436	$(6,235,543)

Basic and diluted earnings (loss) per share
Basic	$0.15	$0.25	$(0.16)
Diluted	$0.15	$0.25	$(0.16)

Weighted average common shares outstanding
Basic	40,082,467	40,082,467	39,509,311
Diluted	40,329,309	40,339,749	39,509,311

Ramaco Resources, Inc.
Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$5,482,285	$5,934,043
Short-term investments	—	5,199,861
Accounts receivable	31,288,010	7,165,487
Inventories	7,950,960	10,057,787
Prepaid expenses	3,322,037	1,104,437
Total current assets	48,043,292	29,461,615

Property, plant and equipment, net	144,470,229	115,450,841

Advanced coal royalties	3,039,153	2,867,369
Other assets	624,920	318,206
Total Assets	$196,177,594	$148,098,031

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$22,723,150	$19,532,531
Accrued expenses	6,630,213	2,821,422
Asset retirement obligations	734,188	70,616
Note payable, net	14,836,754	—
Other	603,258	—
Total current liabilities	45,527,563	22,424,569
Deferred tax liability	1,448,478
Asset retirement obligations	12,183,049	12,276,176
Total liabilities	59,159,090	34,700,745

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 260,000,000 shares authorized, 40,082,467 and 39,559,366 shares issued and outstanding, respectively	400,825	395,594
Additional paid-in capital	150,228,209	148,293,263
Accumulated deficit	(13,610,530)	(35,291,571)
Total stockholders' equity	137,018,504	113,397,286
Total Liabilities and Stockholders' Equity	$196,177,594	$148,098,031

Ramaco Resources, Inc.

Statement of Cash Flows

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$21,681,041	$(12,816,658)
Adjustments to reconcile net income (loss) to net cash from operating activities
Accretion of asset retirement obligations	370,403	303,829
Depreciation and amortization	8,740,659	1,334,983
Amortization of debt issuance costs	406,044	—
Equity-based compensation	1,940,177	2,465,340
Deferred income tax expense	1,448,479	—
Changes in operating assets and liabilities
Accounts receivable	(24,122,523)	(1,701,986)
Prepaid expenses	(941,529)	(1,084,917)
Inventories	2,106,827	(2,433,262)
Advanced coal royalties	(171,784)	(934,482)
Other assets and liabilities	(306,714)	(364,160)
Accounts payable	5,235,807	2,327,052
Accrued expenses	4,086,599	382,831
Net cash from operating activities	20,473,486	(12,521,430)

Cash flow from investing activities
Purchases of property, plant and equipment	(39,883,002)	(53,280,926)
Purchase of investment securities	—	(14,913,824)
Proceeds from maturities of investment securities	5,199,861	55,490,696
Net cash from investing activities	(34,683,141)	(12,704,054)

Cash flows from financing activities
Proceeds from issuance of common stock	—	47,709,000
Payments of equity offering costs	—	(1,755,687)
Repayments to Ramaco Coal, LLC	—	(10,629,275)
Repayments of financed insurance payable	(672,813)	(127,048)
Proceeds from notes payable	13,000,000	—
Proceeds from notes payable to related party	3,000,000	—
Payment of debt issuance costs	(569,290)	—
Repayment of note payable	(1,000,000)	(500,000)
Payment of distributions	—	(5,405,064)
Net cash from financing activities	13,757,897	29,291,926

Net change in cash and cash equivalents	(451,758)	4,066,442
Cash and cash equivalents, beginning of period	5,934,043	5,196,914

Cash and cash equivalents, end of period	$5,482,285	$9,263,356

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$6,211,328	$10,203,436	$(6,235,543)
Depreciation and amortization	3,347,777	2,955,382	867,967
Interest and dividend income, net	566,044	313,763	(75,109)
Income taxes	62,873	642,299	—
EBITDA	10,188,022	14,114,880	(5,442,685)
Equity-based compensation	694,686	694,686	320,007
Accretion of asset retirement obligation	123,468	123,467	101,276
Adjusted EBITDA	$11,006,176	$14,933,033	$(5,021,402)

	Nine months ended
	September 30, 2018	September 30, 2017

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$21,681,041	$(12,816,658)
Depreciation and amortization	8,740,659	1,334,983
Interest and dividend income, net	979,729	(269,060)
Income taxes	1,448,479	—
EBITDA	32,849,908	(11,750,735)
Equity-based compensation	1,940,177	2,465,340
Accretion of asset retirement obligation	370,403	303,829
Adjusted EBITDA	$35,160,488	$(8,981,566)

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenues less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as it enables investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenues and cost of sales under U.S. GAAP. The tables below show how we calculate Non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three Months Ended September 30, 2018			Three Months Ended June 30, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total

Revenues	$51,963,193	$10,202,545	$62,165,738	$52,050,730	$13,227,327	$65,278,057
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	6,185,300	1,090,911	7,276,211	7,118,210	807,669	7,925,879
Non-GAAP revenues (FOB mine)	$45,777,893	$9,111,634	$54,889,527	$44,932,520	$12,419,658	$57,352,178
Tons sold	509,918	89,935	599,853	492,603	122,544	615,147
Revenues per ton sold (FOB mine)	$89.78	$101.31	$91.50	$91.21	$101.35	$93.23

	Nine Months Ended September 30, 2018
	Company Produced	Purchased Coal	Total

Revenues	$145,736,255	$37,650,688	$183,386,943
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	18,172,910	4,282,576	22,455,486
Non-GAAP revenues (FOB mine)	$127,563,345	$33,368,112	$160,931,457
Tons sold	1,405,839	331,296	1,737,135
Revenues per ton sold (FOB mine)	$90.74	$100.72	$92.64

Non-GAAP cash cost per ton

	Three Months Ended September 30, 2018			Three Months Ended June 30, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total

Cost of sales	$39,583,647	$9,822,624	$49,406,271	$34,739,384	$13,120,765	$47,860,149
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	6,226,914	1,116,231	7,343,145	7,360,223	867,874	8,228,097
Non-GAAP cash cost of coal sales	$33,356,733	$8,706,393	$42,063,126	$27,379,161	$12,252,891	$39,632,052
Tons sold	509,918	89,935	599,853	492,603	122,544	615,147
Cash cost per ton sold	$65.42	$96.81	$70.12	$55.58	$99.99	$64.43

	Nine Months Ended September 30, 2018
	Company Produced	Purchased Coal	Total

Cost of sales	$105,804,845	$35,792,420	$141,597,265
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	18,738,116	4,415,770	23,153,886
Non-GAAP cash cost of coal sales	$87,066,729	$31,376,650	$118,443,379
Tons sold	1,405,839	331,296	1,737,135
Cash cost per ton sold	$61.93	$94.71	$68.18

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